FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. ANNOUNCES $1.0 BILLION INCREASE TO
SHARE REPURCHASE AUTHORIZATION

ATLANTA – April 25, 2023 – PulteGroup, Inc. (NYSE: PHM) announced today that its Board of Directors has approved a $1.0 billion increase to the Company’s share repurchase authorization. This increase brings the Company’s total share repurchase authorization to $1.2 billion.

“Given the strong operating and financial results of our homebuilding operations, we continue to strategically allocate capital to grow our business over time, while maintaining an appropriate capital structure and return funds to our shareholders,” said Ryan Marshall, PulteGroup President and CEO. “Even during this recent period of more volatile market dynamics, we have demonstrated our commitment to returning funds to shareholders as we focus on creating long-term shareholder value.”

Over the past decade, PulteGroup has returned over $6 billion to its shareholders through the payment of dividends and share repurchases.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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